Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between The Carlyle Group Inc. (the “Company”), The Carlyle Group Employee Co., L.L.C. (“Employer”), and Harvey M. Schwartz (“Employee”) on February 5, 2023 (the “Effective Date”).
RECITALS
A.    Employer desires to employ Employee as Chief Executive Officer of the Company on the terms and conditions set forth herein, with an employment commencement date of February 15, 2023 (the “Commencement Date”); and
B.    Employee desires to be employed by Employer on such terms and conditions.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.    Employment. Employer agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein for a term commencing on the Commencement Date and ending on the date on which Employee’s employment is terminated in accordance with Section 6 of this Agreement (the “Term”).
2.    Duties. During the Term of Employee’s employment by Employer:
a.    Employee shall have the position of Chief Executive Officer of the Company and shall report directly to the Board. Effective on the Commencement Date, Employee shall also be appointed to serve as a member of the board of directors of the Company (the “Board”). At the expiration of each term of Employee as member of the Board during the Term, the Company will nominate Employee for reelection to the Board, however, Employee’s continued Board membership will be contingent upon reelection by public shareholders during the applicable Company annual meeting of the shareholders. During the Term, Employee shall serve as a member of the Executive Committee and Leadership Committee, or, in each case, any equivalent committee(s) that may exist from time to time. Employee shall have the authorities, duties and responsibilities in his position as Chief Executive Officer of the Company as may reasonably be assigned to Employee by the Board from time to time.
b.    Employee shall devote Employee’s energies, attention, reasonable best efforts and full and exclusive business time to the business and affairs of Carlyle Investment Management, L.L.C. and its affiliates collectively operating under the trade name “The Carlyle Group,” which, for the avoidance of doubt, includes the Company, Employer and their affiliates (“Carlyle”), provided that nothing in this Agreement shall preclude Employee from: (i) engaging in personal investment activities (subject to Carlyle’s insider trading and conflict of interest policies); (ii) serving as a member of the board of directors (or similar governing body) of a non-competitive business with the prior consent of the Board in its sole discretion (it being understood that the Board hereby provides consent to Employee’s continued service as a member of board of directors of each of SoFi Technologies, Inc. and The Bank of London); or (iii) engaging in charitable, professional and/or community activities, in each case so long as such activities do not materially conflict or interfere with the proper performance of Employee’s duties hereunder.

c.    Employee acknowledges and agrees that, during the Term, Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Carlyle and to do no act in breach of such fiduciary duty that willfully injures the business, interests or reputation of Carlyle. In keeping with these duties, Employee shall make full disclosure during the Term to Carlyle or the Board of all significant business opportunities that pertain to Carlyle’s business, and, during the Term, Employee shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.
d.    Employee shall at all times comply with: (i) all applicable laws, rules and regulations that are related to Employee’s duties and responsibilities assumed hereunder, and (ii) all corporate and business policies and procedures of Carlyle that are applicable to employees in Carlyle’s U.S. office locations, including, without limitation, the New York Attorney General’s Public Pension Fund Reform Code of Conduct and policies and procedures related to pay-to-play, anticorruption and anti-bribery, the Carlyle Code of Conduct, marketing and advertising and information barriers.
e.    Employee shall not, without the prior consent of the Board, receive compensation or any direct or indirect financial benefit for services rendered during the Term to any natural person, corporation, business trust, association, company, partnership, joint venture and other entity, government, agency or political subdivision (each, a “Person”) other than Carlyle (it being understood that the Board hereby consents to Employee’s receipt of compensation in the ordinary course in connection with his service on the board of directors of each of SoFi Technologies, Inc. and The Bank of London).
3.    Location. Employee’s primary office shall be located at Carlyle’s offices in New York, New York, and Employee is expected to travel during the Term to the extent reasonably necessary to conduct Carlyle business.
4.    Compensation. As compensation for Employee’s services, Employer shall pay Employee the following compensation, subject to Section 6 below:
a.    Base Salary. Employer shall pay to Employee a base salary amount of $1,000,000 per annum (the “Base Salary Amount”) throughout the Term (payable in accordance with Employer’s payroll policies, but in no event less frequently than once every month). The Base Salary Amount may be prospectively increased from time to time in the Board’s sole discretion.
b.    Annual Bonus Opportunity. For each calendar year that ends during the Term, Employee shall be eligible for a target annual bonus opportunity equal to 300% of the Base Salary Amount (the “Target Annual Bonus”), and a maximum annual bonus opportunity equal to 200% of the Target Annual Bonus. The actual amount of any annual bonus paid to Employee shall be based on the actual level of attainment of Company financial performance and individual performance measures established for the applicable fiscal year by the Compensation Committee of the Board, and shall be paid no later than two and one-half months following the end of the applicable fiscal year, subject to Employee’s continued employment with Employer through the date of payment.
c.    Initial Equity Awards. Employee will be granted the following equity-based awards on the Commencement Date, subject to Employee actually commencing employment with Employer on such date:

i.    RSU Award. An award of time-based restricted stock units (the “RSU Award”) relating to Company common stock (“Shares”) pursuant to the Nasdaq “inducement award” exception under Nasdaq Listing Rule 5635(c)(4). The amount of the RSU Award shall be $72 million, with the number of underlying Shares determined by dividing such amount by the closing trading price of a Share on the Nasdaq Global Select Market on the Commencement Date. The RSU Award shall be granted pursuant to the award agreement attached to this Letter Agreement as Attachment 1 (the “RSU Award Agreement”) and shall be subject to all terms and conditions set forth in the RSU Award Agreement.
ii.    PSU Award. An award of performance-based restricted stock units (the “PSU Award” and together with the RSU Award, the “Initial Equity Awards”) relating to Shares, pursuant to the Nasdaq “inducement award” exception under Nasdaq Listing Rule 5635(c)(4). The grant date fair value of the PSU Award shall be $108 million, with the number of underlying Shares determined by dividing such value by the per Share accounting fair value computed as of the Commencement Date. The PSU Award shall be granted pursuant to the award agreement attached to this letter as Attachment 2 (the “PSU Award Agreement”) and shall be subject to all terms and conditions set forth in the PSU Award Agreement.
d.    Make-Whole Award. In the event that Employee is required to forfeit, in whole or in part, the cash long-term incentive award granted to Employee by his former employer (the “Former Employer Award”), the maximum amount of which is $19.5 million, as a result of Employee’s employment with Employer, and Employee provides evidence reasonably satisfactory to Employer of such forfeiture (including the amount forfeited), then Employer shall grant Employee a replacement cash award in an amount equal to the portion of the Former Employer Award that was forfeited by Employee (the “Make-Whole Award”). If granted, the Make-Whole Award will vest and be paid on the last regularly scheduled payroll date of Employer in December 2023, subject to Employee’s continued employment with Employer through such date.
e.    Donor Advised Fund Make-Whole. Employee has represented that Employee currently has the right to make recommendations regarding the donation of funds up to a maximum amount of $3.1 million which were previously contributed by Employee’s former employer to a donor advised fund (the “Former Employer DAF”). If Employee’s former employer revokes Employee’s right to make recommendations with respect to the Former Employer DAF as a result of Employee’s employment with Employer, and Executive provides evidence reasonably satisfactory to the Company of such revocation (including the amount remaining in the Former Employer DAF at the time of the revocation), then Employer shall contribute an amount equal to the amount of funds that were remaining in the Former Employer DAF at the time of the revocation to a new donor advised fund (the “New DAF”) and Employee shall have the right, subject to any reasonable limitations imposed by Employer, during Employee’s employment with Employer to make recommendations regarding the donation of the funds in the New DAF.
f.    Expense Reimbursement. During the Term, Employee shall be eligible for reimbursement for all reasonable expenses for travel, lodging, entertainment and other business expenses in connection with Employer’s or Carlyle’s business, subject to Carlyle’s business expense reimbursement policies applicable to employees in New York, provided that it is expressly agreed that Employee may use NetJets services (or other third-party air charter service) for air travel for business purposes and may use the car and driver service identified by Employee to Employer prior to the Effective Date (or its equivalent) for business travel within the New York City metropolitan area.
g.    Executive Assistant. Employee shall be permitted to cause Employer to hire the individual identified by Employee to Employer prior to the Effective Date to serve as his executive assistant, subject to such individual’s completion of Employer’s standard pre-employment screening to Employer’s reasonable satisfaction.
h.    Employee Benefits. During the Term, Employee shall, as incidences of employment, be eligible to participate in Employer’s employee benefit plans and programs, including those providing health, insurance, retirement and vacation benefits, on terms and conditions at least as beneficial as, and to the same extent as offered to, other executive officers of Carlyle in the United States.
i.    Investments. To the extent permitted by applicable securities and other laws, Employee may be permitted (but not obligated) during the Term to make personal investments directly in investments made by Carlyle and its investment funds during the Term without paying management fees or carried interest (unless otherwise specified in the applicable subscription documents), provided, that, the amounts available for personal investment by Employee shall be determined by Carlyle in a manner consistent with Carlyle’s policies established for coinvestments by other employees at the level of executive officer. Employee’s coinvestments will bear an allocation of administrative expenses (e.g., accounting and tax reporting expenses) on a basis consistent with coinvestments by other Calryle employees. Coinvestments with respect to investments made by a particular Carlyle investment fund may require Employee to make a commitment to invest in all investments acquired by such fund during the Term, in accordance with internal coinvestment policies adopted by Carlyle with respect to such fund.
5.    Share Ownership; Share Retention. During the Term, Employee agrees to beneficially own Shares (including for this purpose unvested restricted stock units relating to Shares, including the restricted stock units subject to the RSU Award) with a minimum aggregate value of $10,000,000. Employee also agrees to retain until the date on which Employee's termination of employment with Employer and its affiliates is effective (the “Termination Date”) (or, if earlier, the date of a Change in Control (as defined in the Employer’s Amended and Restated 2012 Equity Incentive Plan)), on an after-tax basis, twenty-five percent (25%) of all shares of Company common stock (calculated on an after-tax basis, determined after any withholding or sale of shares to cover taxes thereon) delivered to Employee in respect of Company equity awards awarded to Employee, including the Initial Equity Awards.
6.    Termination. Employee’s employment with Employer shall be terminable at any time during the Term as follows:
a.    automatically upon Employee’s death;
b.    by Employer, subject only to such notification requirements as are required by this Section 6.b.:
i.    upon Employee’s incurrence of a “Disability,” which means for purposes of this Agreement, incapacitation by accident, sickness or other circumstance that renders Employee mentally or physically incapable of performing the duties and services required of Employee hereunder for a period of at least 180 days during any 12-month period, subject to the requirements of the Americans with Disabilities Act or any similar applicable law;

ii.    immediately for “Cause,” which for purposes of this Agreement means that Employee has: (A) engaged in gross negligence or willful misconduct in the performance of the duties required of Employee hereunder, which in either case, has resulted in material harm to Employer; (B) willfully and materially breached a material provision of this Agreement (and the parties agree, without limitation, that Section 2.d.ii. and Section 8.c. shall be deemed material provisions); (C) been convicted of, or entered a plea bargain or settlement admitting guilt for, (x) fraud, embezzlement or any other felony, or (y) any misdemeanor involving moral turpitude that results in material injury to the business, interests or reputation of Carlyle, in each case under the laws of the United States or of any state or municipality or the District of Columbia or any other country or any jurisdiction of any other country (but specifically excluding, for purposes of both clause (x) and this clause (y), traffic violations); or (D) been the subject of a binding order or determination by the U.S. Securities and Exchange Commission or similar agency or tribunal of any country that concludes that Employee has violated any law or rule or regulations of such agency or tribunal that either results in material injury to the business, interests or reputation of Carlyle or, in the reasonable discretion of the Board, has a material adverse effect on Employee’s ability to function in his position, taking into account the services required of Employee and the nature of Carlyle’s business; provided that, in the event that a correction or cure is possible as determined by the Board in good faith, Employee may only be terminated for Cause if Employer notifies Employee in writing of Employer’s intent to terminate Employee’s employment for Cause within 60 days of any member of the Board (other than Employee) obtaining knowledge of the occurrence of the event that has triggered Cause (with such notice specifying in detail the basis for such termination) and, after such notification, such act or omission has not been corrected or cured by Employee within 30 days thereof; or
iii.    for any other reason whatsoever, upon written notice to Employee; and
c.    by Employee, at any time during the Term, subject only to such notification requirements as are required by this Section 6.c.:
i.    for “Good Reason,” which for purposes of this Agreement and the awards granted hereunder means, without Employee’s consent, (A) Carlyle willfully and materially breached a material provision of this Agreement other than Section 2.a. (for the avoidance of doubt, it shall not be a breach of this Agreement to not reach agreement in connection with any discussion in good faith undertaken pursuant hereto); (B) an adverse change in title or reporting line; (C) a decision made, or action taken, by the Board that results in a material diminution or material adverse modification in Employee’s authority, duties and responsibilities (whether or not accompanied by a change in title) as a whole as compared to Employee’s authority, duties and responsibilities as a whole immediately prior to such diminution or adverse change (with Employee’s authority, duties and responsibilities as a whole immediately prior to such diminution or adverse change determined taking into account any diminution or adverse changes that had previously occurred without the consent of Employee), but excluding for this purpose, isolated or insubstantial actions not taken in bad faith; (D) the relocation of Employee’s own office location as assigned to him by Employer to a location that is not Employer’s primary New York, New York office or is more than 30 miles outside of New York, New York; or (E) the failure of Employer to obtain the assumption in writing or by operation of law of

Employer’s obligation to Employee under this Agreement by any successor in a Change in Control; provided that, for all of clauses (A) through (E) in which a correction or cure is possible, Employee may only terminate for Good Reason if Employee notifies Employer in writing of Employee’s intent to terminate Employee’s employment for Good Reason within 60 days of Employee obtaining knowledge of the occurrence of the event that has triggered Good Reason (with such notice specifying in detail the basis for such termination) and, after such notification, Good Reason has not been corrected or cured by Employer within 30 days thereof; or
ii.    for any other reason whatsoever, upon written notice to Employer.
7.    Effect of Termination. Upon termination of Employee’s employment for any reason, Employee shall be entitled to receive: (i) any unpaid portion of the Base Salary Amount that has been earned and accrued through the effective date of such termination; (ii) reimbursement pursuant to Section 4.f. for business expenses incurred by Employee during the Term; and (iii) any vested amount accrued and arising from Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and, except in the case of a termination pursuant to Section 6.b.ii., amounts accrued and arising from any equity-based incentive plan. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Employee’s employment hereunder. In addition, upon the termination of Employee’s employment during the Term that is covered by Section 7.a., 7.b., or 7.c., Employee shall receive the compensation and benefits described in such section, provided that Employee at the time of such termination (A) signs a release agreement, which becomes effective and irrevocable no later than 55 days following the Termination Date, in a form reasonably acceptable to Employer pursuant to which Employee releases Carlyle from further claims and liabilities relating to Employee’s employment and the termination of Employee’s employment, which release agreement shall not (i) provide for the release of any claims for, or right to, indemnification or advancement of expenses (x) pursuant to any individual indemnification (or similar) agreement between Employee and Employer in effect at the time of Employee’s termination, or (y) from any fund, investment vehicle or account whose investments are managed by Carlyle pursuant to any agreement that Employee is a party or a beneficiary, (ii) extend the length or expand the scope of any existing, or otherwise subject Employee to any new, restrictive covenants beyond those to which Employee is otherwise subject, (iii) release any rights to enforce the provisions of this Agreement that survive a termination of employment, including, without limitation, this Section 7, (iv) release any claims that cannot be waived by applicable law, (v) release any rights to vested and accrued benefits under any employee benefit plan of Carlyle, (vi) release any claims that arise from acts or omissions of Carlyle following the date of termination, (vii) release the right to reimbursement for any business expenses in accordance with Section 4.f. for expenses incurred in accordance with Carlyle policy prior to the Termination Date or (viii) release any rights in respect of equity interests of Carlyle (including, without limitation, coinvestments and equity awards granted on or after the Commencement Date) held by Employee that are not forfeited as a result of the applicable termination of employment in accordance with the terms and conditions applicable thereto, and (B) resigns in writing (or is otherwise deemed to have resigned) from all offices and directorships then held with Carlyle and its affiliates, unless otherwise agreed with the Board:
a.    Termination without Cause or for Good Reason (other than within the Change in Control Period). If, in each case, during the Term and not within a Change in Control Period (as defined below), (A) Employee terminates Employee’s employment pursuant to Section 6.c.i. and Employer could not have terminated Employee’s employment for Cause pursuant to Section 6.b.ii., or (B) Employer terminates Employee’s employment pursuant to Section 6.b.iii., then Employee shall be entitled to:
i.    cash severance, payable in a single lump sum within 60 days following the Termination Date, in an aggregate amount equal to 1.5 times the sum of the: (x) Base Salary Amount and (y) the Target Annual Bonus;
ii.    a prorated portion of the Target Annual Bonus, with proration based on a fraction, the numerator of which is the number of days from January 1 of the year in which the Termination Date occurs and the denominator of which is the total number of days in such year, payable in a single lump sum within 60 days following the Termination Date (the “Prorated Bonus”);
iii.    if Employee timely elects continued coverage under COBRA, Employer shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (A) the expiration of Employee’s continuation coverage under COBRA and (B) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Notwithstanding the foregoing, if Employer determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing Employer or Carlyle to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue the group health coverage in effect on the date of Termination Date for Employee and Employee’s eligible dependents pursuant to Employer’s health insurance plans in which Employee or Employee’s eligible dependents participated as of the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Employee elects COBRA continuation coverage; this Section 7.a.iii. is referred to, collectively, as the “Healthcare Benefit”;
iv.    payment of the Make-Whole Award if such payment has not previously been made in accordance with Section 4.d.;
v.    continued right, subject to any reasonable limitations imposed by Employer, to make recommendations regarding the donation of funds in the New DAF (if applicable); and
vi.    treatment of any outstanding Company equity awards held by Employee, including the Initial Equity Awards, in accordance with the terms of the applicable award agreements.
b.    Termination without Cause or for Good Reason within the Change in Control Period. If, in each case, during the Term and within (x) the two-year period following a Change in Control or (y) if applicable, the period that commences upon the execution of an agreement between the Company and another entity or entities the consummation of which would result in a Change in Control and ends on the date that such Change in Control occurs or, if earlier, the date that such agreement is terminated without the consummation of a Change in Control (each of (x) and (y), a “Change in Control Period”), (A) Employee terminates Employee’s employment pursuant to Section 6.c.i. and Employer could not have terminated Employee’s employment for Cause pursuant to Section 6.b.ii., or (B) Employer terminates Employee’s employment pursuant to Section 6.b.iii., then Employee shall be entitled to:
i.    cash severance, payable in a single lump sum within 60 days following the Termination Date, in an aggregate amount equal to two times the sum of the: (x) Base Salary Amount and (y) the Target Bonus Amount;
ii.    the Prorated Bonus;
iii.    the Healthcare Benefit;
iv.    payment of the Make-Whole Award if such payment has not previously been made in accordance with Section 4.d.;
v.    continued right, subject to any reasonable limitations imposed by Employer, to make recommendations regarding the donation of funds in the New DAF (if applicable); and
vi.    treatment of any outstanding Company equity awards held by Employee, including the Initial Equity Awards, in accordance with the terms of the applicable award agreements.
c.    Termination upon Death or Disability. If Employee’s employment is terminated due to death, as set forth in Section 6.a., or Disability, as set forth in Section 6.b., then Employee shall be entitled to:
i.    the Prorated Bonus;
ii.    payment of the Make-Whole Award if such payment has not previously been made in accordance with Section 4.d.; and
iii.    treatment of any outstanding Company equity awards held by Employee, including the Initial Equity Awards, in accordance with the terms of the applicable award agreements.
d.    The sole liability of Employer under this Agreement upon a termination of Employee’s employment (provided that Employee commenced employment with Employer on the Commencement Date) shall be: (i) to pay the amounts expressly provided for in this Section 7 as being due and owed upon such termination, and (ii) to comply with any other obligations under this Agreement that expressly survive termination of Employee’s employment or pursuant to any other written agreements between Employee and Employer or pursuant to any employee benefit plan.
8.    Records and Confidential Data.
a.    All memoranda, notices, files, records and other documents made or compiled by Employee during the Term in the ordinary course of business or made available to Employee concerning the business of Carlyle (including, without limitation, any “best practices” materials made available to Employee), shall be Employer’s property and shall be delivered to Employer promptly following its request therefor or automatically promptly following the end of the Term.
b.    Employee acknowledges that, in and as a result of Employee’s employment hereunder, Employee will be making use of and/or acquiring confidential or proprietary information, knowledge and data developed by Carlyle and its affiliates that is of a special and unique nature and value to Carlyle, including, but not limited to, financial, tax, privileged or economic information relating to Carlyle (including, for this purpose, any affiliates, members, partners and employees) or any other confidential or proprietary information relating to the business, strategic, advertising, marketing, trade practices or investment activities of Carlyle or any affiliates, members or any portfolio investments held by any investment fund controlled by Carlyle or its affiliates (collectively, “Confidential Information”). Employee shall not at any time, directly or indirectly, disclose to any Person (other than Carlyle) or use for any purpose other than in accordance with Employee’s employment with Carlyle, any Confidential Information (regardless of whether such information qualifies as a “trade secret” under applicable law) that has been obtained by or disclosed to Employee as a result of Employee’s employment by Employer unless: (i) authorized in writing by Employer; (ii) such information, knowledge or data is or becomes available to the public generally without breach of this Section 8; (iii) disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) disclosure is made to officers, directors or affiliates of Employer or Carlyle (and the officers and directors of such affiliates) or to auditors, counsel, or other professional advisors to Employer or Carlyle; or (v) disclosure is required by a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee. Employee shall immediately supply Employer with a copy of any legal process delivered to Employee requesting Confidential Information. Prior to any disclosure of Confidential Information, Employee shall seek to obtain an order reasonably acceptable to Employer protecting the confidentiality of such information (and shall not disclose such Confidential Information until such a protective order satisfactory to Employer has been obtained), and notify Employer as soon as reasonably practicable (and in any event at least ten (10) business days in advance of disclosing such Confidential Information) of such disclosure. Employee agrees that Employee’s obligations under this Section 8 may be enforced by specific performance and that breaches or prospective breaches of this Section 8 may be enjoined.
c.    Employee will not disclose publicly any information about Carlyle’s private placement fundraising efforts, or the name of any fund vehicle that has not had a final closing of commitments, and will not discuss (or authorize others to discuss) any such private placement fundraising information with any reporter or representative of any press or other public media.
d.    Employee represents that Employee’s execution and delivery of this Agreement to Employer as of the Effective Date does not and that Employee’s commencement of Employee’s employment by Employer on the Commencement Date will not violate or breach any non-competition agreement to which Employee is a party with any former employer in a manner that could result in the application of injunctive relief.
e.    Notwithstanding any other provision of this Agreement: (i) no provision of this Agreement prohibits or restricts any employee from reporting possible violations of law or other whistleblower information to a government regulator or governmental agency (including the right to receive an award for information provided to any such government agencies); (ii) Carlyle’s consent is not required for such disclosure to a regulator or governmental agency; and (iii) notice to Carlyle is not required in the case of such whistleblower disclosure to a government regulator or government agency. Notwithstanding the foregoing, under no circumstance is Employee authorized to disclose information covered by Carlyle’s attorney-client privilege or attorney work product without Carlyle’s prior written consent.

f.    The obligations under this Section 8 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.
9.    Indemnification. On the Effective Date, Employer and Employee are entering into an indemnification agreement consistent with the Employer’s customary form for executive officers as of the Effective Date.
10.    Non-Disparagement. Employer and Employee covenant and agree that, during the Term and thereafter, (a) Employee shall not disparage Carlyle, or its founders, employees, directors or businesses, and (b) Carlyle shall not authorize, and Carlyle’s directors and executive officers shall not make, disparaging remarks about Employee. The previous sentence shall not apply, however, in the case of any statement that is made (i) in testimony pursuant to a court order, subpoena or legal process or (ii) to a court, mediator, government agency or arbitrator in connection with any litigation or dispute between Employer and Employee.
11.    Non-Solicitation. Employee covenants and agrees that, both during the Term of Employee’s employment with Employer and for a period of 12 months after the Termination Date (the “Restricted Period”), Employee will not, directly or indirectly, without the prior written consent of the Board: (a) participate in any capacity, including as an investor or an advisor, in any transaction that Carlyle or any of its affiliates was actively considering investing in or offering to invest in prior to the Termination Date; (b) solicit, contact or identify investors in any investment partnership, fund, vehicle or managed account controlled or advised by Carlyle or its affiliates (to the extent that Employee knows that such Person is an investor, directly or indirectly, in such partnership, fund, vehicle or managed account) on behalf of any Person; or (c) recruit, solicit, induce or seek to induce any then-current employee or member of Carlyle or its affiliates to become employed by Employee or any other Person; provided that, notwithstanding this Section 11, following the Termination Date, Employee may recruit, solicit or hire or induce or seek to induce or hire the individual referenced in Section 4.g.
12.    Non-Competition. In consideration of the benefits and promises provided herein, Employee covenants and agrees that, during the Restricted Period, Employee will not, directly or indirectly, without the prior written consent of the Board, provide services to a “Competing Investment Business” (as defined below). For purposes of this Agreement, a “Competing Investment Business” shall mean any alternative asset management investment advisory business (whether stand-alone or part of a larger organization) or other business engaging in similar investment sponsorship activity (such as providing investment advisory services for the benefit of a special purpose acquisition company) and shall include, without limitation, any business engaging in the activities and business strategies of the investment funds, vehicles and accounts and other investment products, services and lines of business operated by or within Carlyle’s business. Employee acknowledges and agrees that Carlyle’s business is worldwide in scope and therefore this restriction governs Employee’s activities anywhere in the world where Employee (a) provided services; (b) directly or indirectly supervised or managed business operations and/or employees; and/or (c) maintained client or investor relationships, in each case on behalf of Carlyle’s business. Employee shall be deemed to be “providing services” to a Competing Investment Business if Employee provides services directly or indirectly, whether individually or through or by another person or an entity in which Employee is a director (or the equivalent), officer, employee, consultant, representative, agent or otherwise, to a Competing Investment Business. Employee shall not be deemed to be “providing services” to a Competing Investment Business if (i) the Competing Investment Business is a publicly traded entity and Employee’s only relationship with such entity is an equity stake of five percent (5%) or less, or (ii) Employee indirectly holds an equity interest of five percent (5%) or less of the interests in a Competing Investment Business that is providing investment advisory services to a fund or similar investment vehicle in which Employee is a limited partner (or functional equivalent) with no direction or control over the investments of such fund or other investment vehicle. The restrictions contained in this Section 12 do not prevent Employee from (A) managing Employee’s personal investment activities that are not a Competing Investment Business and for which Employee receives no compensation in any form, or (B) participating in charitable, community, literary and artistic activities.
13.    Enforcement of Restrictive Covenants.
a.    Employee agrees that Sections 11 and 12 may briefly limit Employee’s ability to earn a livelihood in a business similar to Carlyle’s business, but Employee nevertheless hereby agrees and hereby acknowledges that the consideration provided to Employee in this Agreement is adequate to support the restrictions contained herein. Employee further agrees that the restrictions set forth in these Sections 11 and 12 are reasonable and necessary to protect Carlyle’s confidential information (including trade secrets), goodwill and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine these Sections 11 and 12 to be unenforceable or invalid for any reason, Employee and Carlyle agree that these Sections 11 and 12 shall be interpreted to extend only over the maximum period of time, geographic area and scope of activities for which it may be enforceable, as determined by such court or tribunal.
b.    Employee agrees and acknowledges that Sections 10, 11 and 12 are a material inducement to Carlyle to enter into this Agreement and, as such, it is agreed by Carlyle and Employee that any violation of Sections 10, 11 and 12 by Employee will constitute a material breach of this Agreement and shall entitle Carlyle to cease making any payment pursuant to this Agreement, among other remedies. Employee and Carlyle further agree that the remedy at law for any breach or threatened breach of Sections 10, 11 and 12 by Employee may be inadequate, and that Carlyle shall, in addition to whatever other remedies Carlyle may have at law or in equity, be entitled (without posting bond or other security) to injunctive relief, specific performance and/or other equitable relief, as deemed appropriate by any court or tribunal of competent jurisdiction, to prevent a breach of Employee’s obligations as set forth in Sections 10, 11 and 12. The obligations under Sections 10, 11 and 12 shall survive the termination of Employee’s employment and the expiration or termination of this Agreement.
14.    Cooperation.
a.    Following the termination of Employee’s employment with Employer for any reason, Employee shall provide reasonable cooperation to Employer and its affiliates in connection with (i) the orderly transfer of information known by Employee regarding his duties and (ii) any formal or informal dispute resolution effort, action, proceeding, investigation or litigation involving Carlyle or its affiliates relating to any matter that occurred during or prior to the Term in which Employee was involved or of which he has substantive knowledge; provided that Employee shall be reimbursed for any reasonable out-of-pocket costs incurred in connection with such cooperation (including any reasonable legal, accounting or other professional fees incurred by Employee subject to pre-approval by Employer not to be unreasonably withheld or delayed), and any such cooperation shall be at such times and in such locations as are reasonably acceptable to Employee taking into account his other professional and personal obligations. If Employee receives a subpoena or other request for information, Employee agrees to provide Employer with prompt notice of the subpoena or request so that Carlyle may take appropriate action to avoid or contest disclosure, unless Employee has been advised by counsel that providing such notice would violate applicable law or an applicable court order.

b.    Following the termination of Employee’s employment with Employer for any reason, Employer shall, and shall cause its affiliates to, provide reasonable cooperation to Employee in all matters relating to his interests and rights in, and obligation in respect of, Carlyle and any funds, investment vehicles and accounts whose investments are or were managed by Carlyle, including, by providing copies of all documents governing any such interests, rights and obligations and providing reasonable access to such Carlyle personnel as is reasonably requested by Employee to understand such interests, rights and obligations.
15.    Governing Law. The validity of this Agreement and any of the terms or provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the State of New York, without reference to any conflict of law or choice of law principles in the State of New York that might apply the law of another jurisdiction.
16.    Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature pages in “.pdf” form or other electronic signatures (including signatures via DocuSign) shall be deemed original signatures of this Agreement.
17.    Arbitration.
a.    Except as otherwise provided below or prohibited by applicable law, any dispute, claim or controversy arising in connection with or relating to this Agreement or otherwise in connection with or relating to Employee’s employment with Employer (including any statutory claims), Employee’s carried interest participation (if applicable), Employee’s equity incentive awards in respect of The Carlyle Group Inc. (if applicable) and Employee’s personal coinvestments (if applicable) shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except as modified herein). No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement. The parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other (“Arbitration Notice”) may commence arbitration proceedings. Such arbitration shall be conducted before a single arbitrator mutually selected by the parties. A court of competent jurisdiction shall appoint any arbitrator who has not been appointed within 60 days after the date of the Arbitration Notice. Judgment may include costs and attorneys’ fees and may be entered in any court of competent jurisdiction. The arbitration shall be conducted in New York, New York or such other location as Employer and Employee may agree, in the English language and all monetary awards shall be in Currency. Arbitration shall be the sole method of resolving disputes not settled by mutual agreement. The determination of the arbitrator shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction. The arbitration proceedings contemplated by this Agreement shall be confidential and private to the maximum extent permitted by law, and such confidentiality obligations shall be enforceable by injunction.
b.    Notwithstanding the foregoing, in the event of any claim or controversy arising in connection with this Agreement for which the remedy is equitable or injunctive relief, unless otherwise prohibited by law, the aggrieved party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, including where necessary: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, or to enforce the provisions of Sections 10, 11 and 12 of this Agreement; and (iv) to enforce any decision of the arbitrator, including the final award.
18.    Provisions. Employer shall receive the benefit of all provisions of this Agreement on its own behalf and as trustee on behalf of all other relevant Carlyle entities and their portfolio companies.
19.    Defend Trade Secrets Act Disclosure. By Employee’s signature to this Agreement, Employee acknowledges that Employee has received and reviewed The Carlyle Group’s Whistleblower Policy, a copy of which has been provided to Employee, and which, among other things, provides written notice to Employee of certain immunity provided by the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).
20.    Notices. Any notice required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given and effective to the Employer when sent by email and confirmed via telephone to the General Counsel or Chief Human Resources Officer; if to Employee, when sent by email to the business or personal email address on file with the Employer and confirmed via telephone to the personal number on record with Employer.
21.    Withholding. All payments hereunder will be subject to withholding of applicable federal, state and local income and employment taxes and other deductions, in each case, as required by law or as elected by Employee.
22.    At-Will Employment. Employee’s employment with Employer will be on an “at-will” basis, meaning that either Employee or Employer may terminate Employee’s employment at any time and for any reason or no reason, subject to Employer’s or Employee’s obligations pursuant to Section 6 and Section 7. Further, Employee’s continued employment, as well as Employee’s participation in any benefit programs does not assure Employee of continuing employment with Employer. Employer also reserves the right to modify or amend the terms of its benefit plans at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of Employee’s employment and may only be modified upon an express written approval of Carlyle.
23.    No Assignment. Employer shall not, without Employee’s consent, assign any of Employer’s rights, interests, obligations or entitlements under this Agreement to any Person other than a commonly controlled affiliate of Employer in connection with an internal reorganization of Carlyle. This Agreement will be binding on all successors and assigns of Employer and Carlyle. Employee may not assign any of Employee’s rights or obligations under this Agreement.
24.    Headings. The section headings in this Agreement are for convenience of reference only and will in no event affect the meaning or interpretation of this Agreement.
25.    Duration of Terms. The respective rights and obligations of the parties hereunder will survive any termination of Employee’s employment and the termination of the Term to the extent necessary to give effect to such rights and obligations.
26.    Entire Agreement. This Agreement and the documents and Attachments referenced herein: (a) constitute the entire agreement among Employer and Employee with respect to the subject matter hereof; (b) supersede any prior agreement or understanding among or between them with respect to such subject matter; and (c) may not be amended except in a writing signed by both Employer and Employee.

27.    Legal Fees. Employer shall, within 30 days of receipt of an invoice therefore, directly pay reasonable legal fees incurred by Employee in the course of negotiating this Agreement (and matters ancillary thereto).
28.    Section 409A. The intent of the parties is that the payments and benefits that are eligible to be received under this Agreement shall comply with or be exempt from the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance issued thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be administered and interpreted in accordance with such intent. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Except as permitted by Section 409A, (a) Employee’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of Employee’s expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Employee incurred such expenses. In no event whatsoever shall Carlyle be liable for any tax, interest or penalties that may be imposed on Employee by Section 409A. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by Carlyle consistent with Section 409A) at the time of Employee’s separation from service, and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Employee without Employee incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Employee’s separation from service will instead be paid or made available on the earlier of (a) the first business day of the seventh month following the date of Employee’s separation from service or (b) Employee’s death.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Employer, and Employee each have executed this Agreement as of the Effective Date.

COMPANY:	THE CARLYLE GROUP INC. By: /s/ Jeffrey W. Ferguson _______________ Name: Jeffrey W. Ferguson Title: General Counsel
EMPLOYER:	THE CARLYLE GROUP EMPLOYEE CO., L.L.C. By: /s/ Jeffrey W. Ferguson _______________ Name: Jeffrey W. Ferguson Title: General Counsel
EMPLOYEE:	/s/ Harvey M. Schwartz ____________________ Harvey M. Schwartz